MALIZIA SPIDI & FISCH, PC

ATTORNEYS AT LAW

901 NEW YORK AVENUE, N.W.	1900 SOUTH ATHERTON STREET
SUITE 210 EAST
WASHINGTON, D.C. 20001	STATE COLLEGE, PA 16801
(202) 434-4660	(814) 272-3502
FACSIMILE: (202) 434-4661	FACSIMILE: (814) 272-3514

May 16, 2008

MSB Financial Corp.

1902 Long Hill Road

Millington, NJ 07946-3510

RE:	Registration Statement on Form S-8: MSB Financial Corp. 2008 Stock Compensation and Incentive Plan

Gentlemen:

We have acted as special counsel to MSB Financial Corp., a United States corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 275,410 shares of common stock, par value $.10 per share (the “Common Stock”) of the Company which may be issued upon the exercise of options for 275,410 shares of Common Stock as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

Malizia Spidi & Fisch, PC